Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Announces Financial-Related Developments

Reaffirms Fiscal 2011 Earnings Guidance

DALLAS (March 9, 2011)—Atmos Energy Corporation (NYSE: ATO) today announced the unwinding of two Treasury lock agreements with a cumulative notional amount of $250 million generating a pretax cash gain of approximately $28 million. Additionally, the company plans to impair its investment in the Ft. Necessity storage project and recognize a pretax noncash loss of approximately $19 million. The net impact to fiscal 2011 earnings is an increase of approximately $6 million, or $0.07 per diluted share. Atmos Energy still expects fiscal 2011 earnings to be in the range of $2.25 to $2.35 per diluted share.

The company’s original fiscal 2011 financing plans included the issuance of $250 million of 30-year unsecured senior notes in November 2011 to fund its capital expenditure program. In September 2010, Atmos Energy entered into two Treasury lock agreements to fix the Treasury yield component of the interest cost associated with the anticipated issuance of these senior notes. Due to stronger than anticipated cash flows, primarily resulting from the extension of the Bush tax cuts that allow the continued use of bonus depreciation, the need to issue $250 million of debt in November has been eliminated and the related Treasury lock agreements with a trade date of September 30, 2010, have been unwound. A pretax cash gain of approximately $28 million will be recorded in the second quarter of fiscal 2011.

In addition, in fiscal 2010, a subsidiary of Atmos Energy entered into an exclusive option and acquisition agreement with a third party storage developer to develop the proposed Ft. Necessity salt-dome gas storage facility in Franklin Parish, Louisiana. In January 2011, the third-party developer notified Atmos Energy that it planned not to commence the activities required to allow it to exercise the option by March 2011. As a result, the option was terminated. Atmos Energy has evaluated its strategic alternatives and has concluded the project’s threshold returns are currently unattainable. Approximately $19 million of capitalized costs associated with the project will be impaired during the second quarter of fiscal 2011 and a corresponding pretax noncash loss will be recognized.

As a result of these two actions, the net impact on fiscal 2011 earnings is expected to be an increase of approximately $6 million, or $0.07 per diluted share. The company still expects fiscal 2011 earnings to be in the range of $2.25 to $2.35 per diluted share, excluding unrealized gains and losses and considering the updated assumptions announced on February 8, 2011.

Additionally, changes in events or other circumstances that the company cannot currently anticipate or predict may occur prior to the close of the fiscal year on September 30, 2011, which could result in earnings for fiscal 2011 that are significantly above or below this range. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2010. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is currently the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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